Exhibit 10.6

Execution Version

REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of

July 16, 2013

among

BRIXMOR OPERATING PARTNERSHIP LP

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agents

and

BARCLAYS BANK PLC, CITIBANK, N.A., DEUTSCHE BANK

SECURITIES INC., and ROYAL BANK OF CANADA

as Documentation Agents

J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER

& SMITH INCORPORATED and WELLS FARGO SECURITIES, LLC

as Joint Bookrunners and Joint Lead Arrangers

and

DEUTSCHE BANK SECURITIES INC., CITIGROUP

GLOBAL MARKETS INCORPORATED, RBC CAPITAL

MARKETS, and BARCLAYS BANK PLC

as Joint Lead Arrangers

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

SCHEDULES:

Schedule EGL	—	Eligible Ground Leases
Schedule II	—	Inland Indebtedness
Schedule IUA	—	Inland Unencumbered Assets
Schedule 2.01	—	Commitments
Schedule 3.05	—	Unencumbered Assets
Schedule 3.06	—	Disclosed Matters
Schedule 3.14	—	Subsidiaries
Schedule 6.04	—	Affiliate Transactions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Compliance Certificate
Exhibit C-1	—	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-2	—	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-3	—	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit C-4	—	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit D	—	Form of Note
Exhibit E	—	Form of Borrowing Request

-iv-

REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Agreement”) dated as of July 16, 2013, among BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Asset” means any asset which has been owned for a period of less than twenty-four (24) months.

“Additional Brixmor LLC Indebtedness” means any outstanding Indebtedness in excess of the aggregate principal amount of $50,000,000 that is incurred by Brixmor LLC and the Brixmor LLC Subsidiaries, other than the Brixmor LLC Indebtedness and any Nonrecourse Indebtedness.

“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any New Revolving Commitments and/or New Term Loans which shall be consistent with the applicable provisions of this Agreement relating to New Revolving Commitments and/or New Term Loans and otherwise reasonably satisfactory to the Administrative Agent, the Company and the Borrower.

“Additional Subsidiary Guarantor” means any Subsidiary of the Borrower that provides a Subsidiary Guaranty in accordance with Section 5.10(a).

“Additional Subsidiary Indebtedness” means any outstanding Indebtedness of the Subsidiaries of the Borrower that own or lease Unencumbered Assets (other than Brixmor LLC or any Brixmor LLC Subsidiary), other than Nonrecourse Indebtedness and other than Unsecured Indebtedness in an aggregate outstanding principal amount of less than $50,000,000.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and any successor thereto appointed pursuant to Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the Recitals.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Credit Rating” means a rating assigned to the Borrower’s Index Debt by Moody’s or S&P.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum determined as set forth below.

(a) From and after the Effective Date and until the Debt Rating Pricing Election Date, the Applicable Rates shall be determined as follows:

(i) for Revolving Loans, the “Eurodollar - Applicable Rate” or the “ABR - Applicable Rate”, as the case may be, shall be determined by the range into which the Total Leverage Ratio falls in the table below:

RATIO LEVEL	TOTAL LEVERAGE RATIO	EURODOLLAR - APPLICABLE RATE	ABR - APPLICABLE RATE
Level I	≤ 45%	1.50%	0.50%
Level II	> 45% and ≤ 50%	1.60%	0.60%
Level III	> 50% and ≤ 55%	1.70%	0.70%
Level IV	> 55% and ≤ 60%	1.85%	0.85%
Level V	> 60% and ≤ 65%	2.10%	1.10%

; provided that if the Public Company Financial Covenant Election Date has occurred, the Applicable Rates set forth in the table above shall each be reduced by 0.10%; and

(ii) for Term Loans, the “Eurodollar - Applicable Rate” or the “ABR - Applicable Rate”, as the case may be, shall be determined by the range into which the Total Leverage Ratio falls in the table below:

RATIO LEVEL	TOTAL LEVERAGE RATIO	EURODOLLAR - APPLICABLE RATE	ABR - APPLICABLE RATE
Level I	≤ 45%	1.40%	0.40%
Level II	> 45% and ≤ 50%	1.50%	0.50%
Level III	> 50% and ≤ 55%	1.60%	0.60%
Level IV	> 55% and ≤ 60%	1.75%	0.75%
Level V	> 60% and ≤ 65%	2.00%	1.00%

For purposes of this clause (a), any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 5.01(c); provided, however, that if such compliance certificate is not delivered within thirty (30) days after notice from the Administrative Agent or the Required Lenders to the Borrower notifying the Borrower of the failure to deliver such compliance certificate on the date when due in accordance with Section 5.01(c), then the Applicable Rate shall be the percentage that would apply to the Level V Ratio and it shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered. The Applicable Rate from the Effective Date until the delivery of the compliance certificate for the fiscal quarter ending September 30, 2013 shall be based on Level III.

If at any time the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay (or, if applicable, the Lenders will be required to credit against the next interest payment(s) due from the Borrower hereunder) any additional amount that the Borrower would have been required to pay (or, if applicable, should not have paid) if such financial statements had been accurate at the time they were delivered.

(b) From and after the Debt Rating Pricing Election Date, the Applicable Rates and the Facility Fee Rate shall be determined as follows:

(i) for Revolving Loans, the “Eurodollar - Applicable Rate”, the “ABR - Applicable Rate” or the “Facility Fee Rate”, as the case may be, shall be determined solely by the Applicable Credit Ratings in the table below:

RATINGS LEVEL	MOODY’S/ S&P APPLICABLE CREDIT RATING	EURODOLLAR - APPLICABLE RATE	ABR- APPLICABLE RATE	FACILITY FEE RATE
Level I Rating	A3/A- or higher	0.90%	0%	0.15%
Level II Rating	Baa1/BBB+	1.00%	0%	0.15%
Level III Rating	Baa2/BBB	1.10%	0.10%	0.20%
Level IV Rating	Baa3/BBB-	1.30%	0.30%	0.30%
Level V Rating	Below Baa3/BBB- or unrated	1.70%	0.70%	0.35%

(ii) for Term Loans, the “Eurodollar - Applicable Rate” or the “ABR - Applicable Rate”, as the case may be, shall be determined solely by the Applicable Credit Ratings in the table below:

RATINGS LEVEL	MOODY’S/ S&P APPLICABLE CREDIT RATING	EURODOLLAR - APPLICABLE RATE	ABR- APPLICABLE RATE
Level I Rating	A3/A- or higher	0.95%	0%
Level II Rating	Baa1/BBB+	1.05%	0.05%
Level III Rating	Baa2/BBB	1.20%	0.20%
Level IV Rating	Baa3/BBB-	1.50%	0.50%
Level V Rating	Below Baa3/BBB- or unrated	1.95%	0.95%

For purposes of this clause (b), (A) if the Borrower has only one Applicable Credit Rating, such Applicable Credit Rating shall determine the Applicable Rate, (B) if the Borrower has two Applicable Credit Ratings and the Applicable Credit Ratings do not match, then the higher of two Applicable Credit Ratings shall determine the Applicable Rate; provided, however, that if the two Applicable Credit Ratings are more than one level apart, then the rating that is in between the two differing Applicable Credit Ratings (or, if there is more than one level in between the two ratings, the higher of such rating) shall determine the Applicable Rate, and (C) if the Applicable Credit Ratings established or deemed to have been established by the rating agencies for the Index Debt shall be changed (other than as a result of change in the rating system of any such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency and furnished to the Borrower. Each change in the Applicable Rate under this clause (b) shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If both S&P and Moody’s discontinue their ratings of the REIT industry or the Borrower, the Borrower may seek a rating of its Index Debt from another substitute rating agency reasonably satisfactory to the Administrative Agent and the Borrower. For the period from the date of such discontinuance until the earlier of (i) the date the Borrower receives a rating of its Index Debt from such new rating agency and (ii) ninety (90) days after the date of such discontinuance, the Applicable Rates and the Facility Fee Rate shall be based on the level that was in effect immediately prior to such discontinuance and, thereafter, if no such substitute rating agency has been identified and accepted by the Administrative Agent, the Applicable Rates and the Facility Fee Rate shall be based on a Level V Rating in the above table. To the extent applicable, the above pricing grids will be adjusted upon the receipt of such new rating from such new rating agency such that the pricing levels based on such new rating most closely correspond to the above ratings levels.

If a downgrade or discontinuance of an Applicable Credit Rating results in an increase in the Applicable Rate or the Facility Fee Rate and if such downgrade or discontinuance is reversed within ninety (90) days thereafter, at the Borrower’s request, the Borrower shall receive a credit against interest next due to the Lenders equal to the interest differential on the Loans and the differential on the facility fee payable under Section 2.12(b) during such period of downgrade or discontinuance.

If an upgrade of an Applicable Credit Rating results in a decrease in the Applicable Rate or Facility Fee Rate and if such upgrade is reversed within ninety (90) days thereafter, the Borrower shall be required to pay an amount to the Lenders equal to the interest differential on the Loans and the differential on the facility fee payable under Section 2.12(b) during such period of upgrade.

Any adjustment in the Applicable Rate shall be applicable to all existing Loans.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved M&A Transaction” means the direct or indirect sale or transfer to a Public Vehicle of a majority of the Equity Interests in the Borrower, or a direct or indirect sale or transfer by a Parent Entity to a Public Vehicle of all of the Equity Interests in the Borrower that are owned directly or indirectly by the Parent Entity, in each case that has been approved by the Required Lenders pursuant to Section 6.02.

“Assets Under Development” means as of any date of determination, all retail real estate assets then currently under original construction or the expansion portion of any existing Operating Property under new construction, in each case which are then treated as assets under development under GAAP.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Operating Officer, Executive Vice President, Financial Officer or General Counsel of the general partner of the Borrower or any other officer listed on the incumbency certificate delivered pursuant to Section 4.01(c)(iii).

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Last Day of the Delayed Draw Period to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect minus (b) such Lender’s Revolving Credit Exposure then outstanding; provided, that in calculating any Lender’s Revolving Credit Exposure for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.12(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Balance Sheet Cash” means all cash and Cash Equivalents, including cash and Cash Equivalents held as collateral, in escrow in a bank account by a lender, creditor or contract counterparty and from like-kind exchanges.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Book Value” means, with respect to any asset, the book value of such asset determined in accordance with GAAP, without giving effect to depreciation but after taking into account any impairments.

“Borrower” means Brixmor Operating Partnership LP, a Delaware limited partnership.

“Borrowing” means (a) Loans (or in the case of Term Loans, each portion thereof) of the same Type and Class, made, converted or continued on the same date and, in the case of Eurodollar Loans (or in the case of Term Loans, each portion thereof), as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request in substantially the form of Exhibit E hereto by the Borrower for a Borrowing in accordance with Section 2.03.

“Brixmor LLC” means Brixmor LLC, a Delaware limited liability company.

“Brixmor LLC Election” means the delivery by the Borrower of written notice to the Administrative Agent of its election (which shall be irrevocable) to (a) include the Brixmor LLC Indebtedness, any Additional Brixmor LLC Indebtedness and the Unencumbered Asset Value attributable to the Brixmor LLC Unencumbered Assets in the calculation of the Unsecured Leverage Ratio and (b) include the Brixmor LLC Indebtedness, any Additional Brixmor LLC Indebtedness and the Net Operating Income attributable to the Brixmor LLC Unencumbered Assets in the Unsecured Debt Yield Ratio.

“Brixmor LLC Indebtedness” means the indebtedness of Brixmor LLC in the aggregate outstanding amount as of the Effective Date of approximately $405,000,000 issued pursuant to the Indentures dated March 29, 1995, February 3, 1999 and January 30, 2004 (in each case, as such Indenture is amended, supplemented or modified from time to time).

“Brixmor LLC Subsidiary” has the meaning assigned to such term in Section 5.10(b).

“Brixmor LLC Unencumbered Asset” means, with respect to Brixmor LLC and any of its Wholly-Owned Subsidiaries, any Acquisition Asset, Land, Operating Property and Asset Under Development that satisfies clauses (a) and (b) of the definition of “Unencumbered Asset” and that is owned or ground-leased (under an Eligible Ground Lease) by Brixmor LLC or such Wholly-Owned Subsidiary. For the avoidance of doubt, any such Acquisition Asset, Land, Operating Property or any Asset Under Development shall not be eligible to be treated as a Brixmor LLC Unencumbered Asset under the circumstances described in Section 5.10(b)(2)(ii).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditure Reserve” means, for any Operating Property, an amount equal to (A) $0.15 multiplied by (B) the number of square feet of such Operating Property.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalization Rate” means 7.00%.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control” means: (a) for any reason whatsoever an entity other than the General Partner, the Limited Partner, another Parent Entity or any direct Wholly-Owned Subsidiary of any of the foregoing becomes the general partner of the Borrower; (b) at any time prior to a Qualified IPO and for any reason whatsoever, the Permitted Holders shall cease to own, directly or indirectly, at least 50.1% of the Equity Interests of the Parent Entity having the power, directly or indirectly, to designate (and do so designate) a majority of the board of directors (the “Voting Equity Interests”); (c) at any time after a Qualified IPO and for any reason whatsoever any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date) other than the Permitted Holders shall beneficially own a percentage of the then outstanding Voting Equity Interests of the Parent Entity that is more than 40% of the outstanding Voting Equity Interests of the Parent Entity; or (d) at any time after a Qualified IPO, during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent Entity (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Parent Entity was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent Entity.

“Change in Law” the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, its Revolving Commitment and/or its Term Loan Commitment, as the context may require.

“Commitment Fee Rate” means, to the extent in effect as calculated on a daily basis, for any calendar quarter (a) 0.25% per annum, if the average daily Revolving Commitment Utilization Percentage for such quarter is less than 50%, and (b) 0.175% per annum, if the average daily Revolving Commitment Utilization Percentage for such quarter is greater than or equal to 50%.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Competitor” shall mean (i) any competitor of the Borrower that is engaged in the business of owning, managing and/or operating regional, neighborhood or community shopping centers, (ii) any REIT (other than a REIT that invests primarily in mortgages) or (iii) any Affiliate of either of the foregoing.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Group” means the Limited Partner and all of its subsidiaries which are consolidated with the Limited Partner for financial reporting purposes under GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Debt Rating Pricing Election Date” means the date on which (a) an Investment Grade Rating Event has occurred and continues to exist on the date that the Borrower gives its election notice described below and (b) the Borrower has delivered written notice to the Administrative Agent of its election (which shall be irrevocable) to have the Applicable Rates determined by reference to the Applicable Credit Ratings instead of the Total Leverage Ratio.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) in which an entity or person on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security systems.

“Eligible Assignee” means (i) a Lender other than a Defaulting Lender or any Affiliate or Approved Fund thereof; (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000 or is otherwise reasonably acceptable to the Administrative Agent. For the avoidance of doubt, no Ineligible Institution is an Eligible Assignee.

“Eligible Ground Lease” means each ground lease existing on the date of this Agreement and listed on Schedule EGL and each ground lease entered into or acquired after the date hereof that would constitute a financeable ground lease to a prudent institutional lender in the business of making commercial real estate loans and, accordingly, provide customary protections for a potential leasehold mortgagee including a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years from the Effective Date.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure to meet the minimum funding standards of Section 303 of ERISA or Section 430 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, or insolvent or in reorganization, within the meaning of Title I or IV of ERISA, as applicable.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or (g), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Executive Order” has the meaning assigned to such term in the definition of Sanctions Laws and Regulations.

“Facility” means each of the Term Loan Facility and the Revolving Facility (and collectively, the “Facilities”).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenants” means the Initial Financial Covenants and the Public Company Financial Covenants.

“Financial Officer” means the chief financial officer or principal accounting officer of the general partner of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“First Mortgage Receivables” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, and in each case, which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent financial covenant compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Ownership Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.

“Fixed Charges” means, for any period, the sum of (i) Total Interest Expense, (ii) all scheduled principal payments due on account of Total Outstanding Indebtedness (excluding balloon payments) and (iii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“Galileo” means Brixmor GA America LLC, a Delaware limited liability company.

“General Partner” means Brixmor OP GP LLC, a Delaware limited liability company.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranties” means, collectively, the Parent Guaranty and the Subsidiary Guaranty (and each individually, a “Guaranty”).

“Guarantors” means (i) the Parent Guarantors, (ii) subject to release as provided in Section 5.10(c), the Material Subsidiary Guarantors, (iii) subject to release as provided in Section 5.10(b), Brixmor LLC or any Brixmor LLC Subsidiary, if it provides a Subsidiary Guaranty pursuant to Section 5.10(b), and (iv) subject to release as provided in Section 5.10(a), any Additional Subsidiary Guarantor, if it provides a Subsidiary Guaranty pursuant to Section 5.10(a).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increased Amount Date” has the meaning assigned to such term in Section 2.04.

“Incremental Commitments” has the meaning assigned to such term in Section 2.04.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is personally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except any Indebtedness to the extent that any such Person is not personally liable therefore pursuant to the terms of any such Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, or (d) a Competitor.

“Initial Financial Covenants” means the financial covenants set forth in Section 6.01(a).

“Inland Entities” means Brixmor/IA JV, LLC and its subsidiaries.

“Inland Equity Interest” means the Equity Interests in Brixmor/IA JV, LLC that are owned by Inland American Real Estate Trust, Inc. and its subsidiaries.

“Inland Indebtedness” means the Indebtedness of the Inland Entities relating to the Inland Unencumbered Assets. The Inland Indebtedness as of the Effective Date is set forth on Schedule II.

“Inland Loan Documents” means the agreements, documents and instruments evidencing, securing or otherwise relating to the Inland Indebtedness.

“Inland Repurchase Date” means the date on which the Borrower, Brixmor/IA Member, LLC or any other Wholly-Owned Subsidiary of the Borrower purchases all of the Inland Equity Interest (and Brixmor/IA JV, LLC thereby becomes a Wholly-Owned Subsidiary of the Borrower).

“Inland Unencumbered Assets” means the properties described on Schedule IUA that are owned or ground-leased by the Inland Entities; provided that such properties shall only be eligible to be treated as Inland Unencumbered Assets from and after the Inland Repurchase Date.

“Inland Unencumbered Asset Value” means, as of any date, an amount equal to the aggregate Net Operating Income from Inland Unencumbered Assets (notwithstanding the fact that such assets are encumbered pursuant to the Inland Indebtedness) for the most recently ended period of six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized, and divided by the Capitalization Rate.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, owns any Equity Interests, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the then applicable Maturity Date for such Facility. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving or Term Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” means an Applicable Credit Rating of Baa3 or better from Moody’s or BBB- or better from S&P.

“Investment Grade Rating Event” means the achievement by the Borrower of an Investment Grade Rating.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. The Borrower, the Administrative Agent and any Lender may agree that such Lender may issue Letters of Credit hereunder, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender, and each reference to “Issuing Bank” shall mean the applicable Issuing Bank or all Issuing Banks, as the context may require.

“Joint Lead Arrangers” means Deutsche Bank Securities Incorporated, Citigroup Global Markets Incorporated, RBC Capital Markets and Barclays Bank Plc, as Joint Lead Arrangers under this Agreement.

“Joint Lead Arrangers/Joint Bookrunners” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners under this Agreement.

“Land” means any undeveloped land parcel, whether owned or ground-leased.

“Last Day of the Delayed Draw Period” has the meaning assigned to such term in Section 2.01(b).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.04 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page) on such screen at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period. In the event that such rate does not appear on such page (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying interest rates for dollar deposits in the London interbank market as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Partner” means BPG Subsidiary Inc., a Delaware corporation.

“Loan Documents” means this Agreement, including without limitation, schedules and exhibits hereto, the Notes (if any), the Guaranties, and any other agreements entered into in connection herewith or therewith, including any amendments, modifications or supplements hereto or thereto or waivers hereof or thereof.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Fees” means, collectively, all fees and income earned by the Borrower and its Subsidiaries for the applicable period in connection with the management, development, and operations of a property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Parent Guarantors and the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) a material adverse effect on the validity or enforceability of any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit and Nonrecourse Indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent Guarantors, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Parent Guarantor, the Borrower or any Subsidiary

in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Parent Guarantor, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiaries” means Galileo, Residual, Brixmor LLC, any Brixmor LLC Subsidiary that is then a party to a Subsidiary Guaranty, any Subsidiary which is then an Additional Subsidiary Guarantor, and any other Subsidiary of the Borrower to which more than 5% of Total Asset Value is attributable.

“Material Subsidiary Guarantors” means Galileo and Residual.

“Maturity Date” means the Revolving Maturity Date and/or the Term Loan Maturity Date, as the context may require.

“Mezzanine Debt Investments” means any mezzanine or subordinated mortgage loans made by a member of the Consolidated Group to entities that own commercial real estate or to the members, partners, stockholders, or other equity owners of such entities, which real estate has a value in excess of the sum of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, plus any senior debt encumbering such real estate and which has been designated by the Borrower as a “Mezzanine Debt Investment” in its most recent financial covenant compliance certificate; provided, however, that any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Pledge” means a provision of any document, instrument or agreement (including any charter, by-laws or other organizational documents), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Operating Income” means, with respect to any Operating Property for any period, as determined in accordance with GAAP, an amount equal to (i) the aggregate rental income and other revenues from the operation of such Operating Property, including from straight-lined rent and amortization of above or below market leases minus (ii) all expenses and charges incurred in connection with the operation of such Operating Property (including, without limitation, real estate taxes, management fees (at an assumed amount equal to two percent (2%) of the aggregate base rent and percentage rent (net of provisions for doubtful accounts) due and payable under leases with tenants at such Operating Property), provisions for doubtful accounts and rent under ground leases); but, for the avoidance of doubt, excluding the payment of or provision for debt service charges, income taxes, capital expenses, acquisition costs for consummated acquisitions, and depreciation, amortization, and other non-cash expenses.

“New Revolving Commitments” has the meaning assigned to such term in Section 2.04.

“New Revolving Loan Lender” has the meaning assigned to such term in Section 2.04.

“New Term Loan Commitments” has the meaning assigned to such term in Section 2.04.

“New Term Loan Lender” has the meaning assigned to such term in Section 2.04.

“New Term Loan” has the meaning assigned to such term in Section 2.04.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money (or the portion thereof) in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-Stabilized Project” means, as of any date of determination, any Operating Property (other than an Acquisition Asset or an Asset Under Development) for which (i) Net Operating Income for the most recently ended period of twelve (12) months for which the Borrower has reported financial results pursuant to Section 5.01 divided by the then-current Book Value of such Operating Property is less than the Capitalization Rate and (ii) the Borrower has elected by written notice to the Administrative Agent that such Operating Property be treated as a Non-Stabilized Property. Any such Operating Property may continue to be treated as a Non-Stabilized Property for up to twenty-four (24) months from the Effective Date or such later date on which such Operating Property becomes a Non-Stabilized Property.

“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrower which is not a Wholly-Owned Subsidiary of the Borrower; provided, however, that none of the Inland Entities nor Excel Realty Partners, L.P. will be deemed a Non-Wholly-Owned Subsidiary, and each shall be treated as a Wholly-Owned Subsidiary, notwithstanding the fact that the Borrower holds less than 100% of the Equity Interests in such Persons.

“Notes” means any promissory notes executed by the Borrower to evidence the Obligations in accordance with Section 2.10(e).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Property” means any real estate asset owned or ground leased by any member of the Consolidated Group or any Investment Affiliate which at any time (i) is an income producing property in operating condition and in respect of which no material part thereof has been (a) damaged by fire or other casualty (unless such damage has been repaired) or (b) condemned (unless the remaining portion of such property has been restored), and (ii) is a retail property.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Ownership Share” means (a) with respect to any member of the Consolidated Group other than a Non-Wholly Owned Subsidiary, 100%, (b) with respect to any Non-Wholly-Owned Subsidiary, the percentage of the issued and outstanding Equity Interests in such Non-Wholly-Owned Subsidiary held by the Consolidated Group, and (c) with respect to any Investment Affiliate, the percentage of the total Equity Interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding Equity Interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total Book Value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness and other claims that would have priority in such a liquidation of such Investment Affiliate. Notwithstanding anything to the contrary herein, with respect to each of the Inland Entities and Excel Realty Partners, L.P., “Ownership Share” means 100%.

“Parent Entity” means Brixmor Property Group Inc., the Limited Partner or any other Person holding, directly or indirectly, a majority of the Equity Interests in the Borrower.

“Parent Guarantors” means the Limited Partner and the General Partner.

“Parent Guaranty” means the Guaranty dated as of the date hereof from the Parent Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) Statutory Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days, (ii) are being contested or bonded over in compliance with Section 5.04, (iii) relate to tenant improvements and with respect to which the applicable Subsidiary Guarantor is diligently enforcing its rights under a tenant lease to have removed by the applicable tenant, or (iv) if not resolved in favor of the applicable Subsidiary Guarantor, is not reasonably likely to result in a material impairment of the value of the asset subject to such Lien;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means any of the following: Blackstone Real Estate Holdings VI L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.F L.P., Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners VI. TE.1 L.P., Blackstone Real Estate Partners VI. TE.2 L.P., Blackstone Retail Principal Transaction Partners L.P., Blackstone Retail Principal Transaction Partners CP L.P., Blackstone Retail Transaction II Holdco L.P., any Affiliate of the foregoing and any “group” within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date that includes any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. (or any replacement Administrative Agent) as its prime rate in effect at its office located at 270 Park Avenue, New York, New York (or the principal office of any such replacement Administrative Agent); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro-Rata Share” means, with respect to any Lender, the percentage of the total Term Loan Exposure, Revolving Credit Exposure and unused Commitments represented by such Lender’s Term Loan Exposure, Revolving Credit Exposure and unused Commitments.

“Public Company Exit” means the registration of any Equity Interests in a Parent Entity on a nationally-recognized stock exchange in the United States.

“Public Company Financial Covenants” means the financial covenants set forth in Section 6.01(b).

“Public Company Financial Covenant Election Date” means the date on which (a) no Default or Event of Default has occurred and is continuing with respect to the Initial Financial Covenants and (b) the Borrower delivers an irrevocable written notice to the Administrative Agent of its election to be subject to the Public Company Financial Covenants instead of the Initial Financial Covenants.

“Public Vehicle” means a Person whose Equity Interests are listed on a nationally-recognized stock exchange in the United States, or a Wholly-Owned Subsidiary or an operating partnership of such Person.

“Qualified IPO” means the issuance by the Borrower or any Parent Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and such Equity Interests are listed on a nationally-recognized stock exchange in the United States.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of §856, et. seq. of the Code or any successor provisions.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Facility Lenders” means, with respect to any Facility, the holders of more than 50% of the total Term Loan Exposures or the total Revolving Commitments, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, after any termination of the Revolving Commitments, the holders of more than 50% of the total Revolving Credit Exposures); provided that, in the event any Lender shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Facility Lenders” means Lenders (excluding all Defaulting Lenders) having more than 50% of the total Term Loan Exposures or the total Revolving Commitments (or total Revolving Credit Exposures), as the case may be, outstanding under such Facility (excluding the Term Loan Exposures, Revolving Commitments and Revolving Credit Exposures, as applicable, of all Defaulting Lenders).

“Required Lenders” means, at any time, Lenders having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) having Term Loan Exposures, Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Term Loan Exposures, Revolving Credit Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.

“Residual” means Brixmor Residual Holding LLC, a Delaware limited liability company.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revolving Borrowing” means a Borrowing of Revolving Loans.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Additional Credit Extension Amendment or the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,250,000,000.

“Revolving Commitment Utilization Percentage” means on any date, the percentage equal to a fraction (a) the numerator of which is the total Revolving Credit Exposures and (b) the denominator of which is the total Revolving Commitments; provided that in calculating the total Revolving Credit Exposures for purposes of Section 2.12(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the Revolving Loans and Swingline Loans made, and Letters of Credit issued, thereunder.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a) and Section 2.03.

“Revolving Maturity Date” means July 31, 2017, subject to extension as provided in Section 2.21.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Sanctions Laws and Regulations” means any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Secured Indebtedness” means all Indebtedness of any Person that is secured by a Lien on any asset of such Person; provided, however, that prior to the Inland Repurchase Date, the Inland Equity Interest will be deemed Secured Indebtedness.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of its assets is greater than the probable liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Stabilized Project” means an Operating Property which is not (i) an Acquisition Asset, (ii) an Asset Under Development or (iii) a Non-Stabilized Project.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guaranty” means, collectively, (a) the Guaranty dated as of the date hereof from the Material Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders (the “Initial Subsidiary Guaranty”) and (b) any additional Guaranty in substantially the form of the Initial Subsidiary Guaranty that may be executed and delivered after the Effective Date by Brixmor LLC, a Brixmor LLC Subsidiary or an Additional Subsidiary Guarantor in accordance with Section 5.10(a) or (b).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Tangible Net Worth” shall have the meaning assigned to such term in Section 6.01(a)(v).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan” means a Loan made pursuant to Section 2.01(b) and Section 2.03, and includes any New Term Loans made pursuant to Section 2.04.

“Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Term Loans hereunder, including any New Term Loan Commitments. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Term Loan Commitments is $1,500,000,000.

“Term Loan Commitment Expiry Date” has the meaning assigned to such term in Section 2.01(b).

“Term Loan Exposure” means, with respect to any Term Loan Lender at any time, the outstanding principal amount of such Lender’s Term Loans.

“Term Loan Lender” means a Lender with a Term Loan Commitment or Term Loan Exposure.

“Term Loan Maturity Date” means July 31, 2018.

“Total Asset Value” means, as of any date, an amount equal to the sum of the following for the Consolidated Group and the Investment Affiliates (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group and each Investment Affiliate):

(a)	the Total Capitalization Value as of such date, plus

(b)	the then-current Book Value of Land, plus

(c)	the then-current Book Value of Assets Under Development, plus

(d)	the value of Non-Stabilized Projects, as determined individually for each Non-Stabilized Project, at the then-current Book Value thereof, plus

(e)	the value of Mezzanine Debt Investments that are not more than ninety (90) days past due determined in accordance with GAAP, plus

(f)	the then-current value under GAAP of all First Mortgage Receivables;

provided that, notwithstanding anything to the contrary herein, the aggregate contributions to Total Asset Value from categories (c), (d) and (e) above shall not exceed 35% of Total Asset Value (and any amount in excess of such limitation shall be excluded from the calculation of Total Asset Value).

“Total Capitalization Value” means, as of any date, without duplication, an amount equal to the sum of the following for the Consolidated Group and the Investment Affiliates (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group and each Investment Affiliate):

(a)	the Ownership Share of Net Operating Income from Stabilized Projects of the Consolidated Group for the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized, and divided by the Capitalization Rate, plus

(b)	the Ownership Share of Net Operating Income from Stabilized Projects owned by Investment Affiliates for the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized, and divided by the Capitalization Rate, plus

(c)	the amount of Management Fees received by the Consolidated Group for the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized, and divided by the Capitalization Rate, provided that the amount added to Total Capitalization Value pursuant to this clause (c) shall not exceed 5% of the Total Capitalization Value, plus

(d)	Acquisition Assets valued at the higher of their capitalization value (so long as owned for at least six (6) months) or acquisition cost, such capitalization value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized, by (y) the Capitalization Rate.

“Total Interest Expense” means, for any period, without duplication, the sum of (a) the Ownership Share of interest expense, determined on a notional basis, of the Consolidated Group for such period attributable to Total Outstanding Indebtedness during such period plus (b) the Ownership Share of any interest expense, determined on a notional basis, of any Investment Affiliate, for such period, whether recourse or non-recourse.

“Total Net Operating Income” means for the Consolidated Group and all Investment Affiliates for any period, as determined in accordance with GAAP, an amount equal to (i) the aggregate rental income and other revenues from the operation of all real estate assets, including from straight-lined rent and amortization of above or below market leases minus (ii) all expenses and other charges incurred in connection with the operation of such real estate assets (including, without limitation, real estate taxes, management fees, provisions for doubtful accounts and rent under ground leases); but, for the avoidance of doubt, excluding the payment of or provision for debt service charges, income taxes, capital expenses, and depreciation, amortization, and other non-cash expenses.

“Total Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the Ownership Share of all Indebtedness of the Consolidated Group outstanding at such date, determined on a notional basis (and, including without limitation, the Inland Equity Interest), plus (b) the applicable Ownership Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.

“Total Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the aggregate principal amount of that portion of the Total Outstanding Indebtedness that is Secured Indebtedness, without regard to recourse, plus (b) the aggregate principal amount of any Indebtedness of a Subsidiary of the Borrower that is to be treated as Secured Indebtedness in accordance with Section 5.10(a) or Section 5.10(b).

“Total Unsecured Indebtedness” means, as of any date of determination, without duplication, the aggregate principal amount of that portion of the Total Outstanding Indebtedness that is Unsecured Indebtedness, without regard to recourse, including without limitation all the outstanding Indebtedness under this Agreement as of such date; provided, however, that prior to the Inland Repurchase Date, the Inland Equity Interest shall not be deemed Unsecured Indebtedness.

“Transactions” means the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unencumbered Asset” means any Acquisition Asset, Land, Operating Property and any Asset Under Development located in the United States which, as of any date of determination:

(a) 100% of which is owned directly or indirectly in fee simple, in a condominium structure or ground leased (under an Eligible Ground Lease) by the Borrower or any Subsidiary that is a Wholly-Owned Subsidiary (but excluding the Inland Entities until the Inland Repurchase Date occurs); and

(b) is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any subsidiary, any Negative Pledge clause, or any “equal and ratable” clause or similar provision that entitles an entity to a Lien on such asset upon the occurrence of any contingency) other than (i) Permitted Encumbrances or Liens in favor of the Administrative Agent and (ii) customary restrictions on transferability that result in a change of control or that trigger a right of first offer or right of first refusal.

Notwithstanding the foregoing, to the extent that and only so long as any Acquisition Asset, Land, Operating Property or any Asset Under Development otherwise satisfies clauses (a) and (b) above but is an “Excluded Unencumbered Asset” pursuant to Section 5.10(a)(2)(ii), such Acquisition Asset, Land, Operating Property or Asset Under Development shall not be an “Unencumbered Asset.”

“Unencumbered Asset Value” means, as of any date, an amount equal to the sum of the following for the Consolidated Group (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group):

(a) Net Operating Income from Stabilized Projects that are Unencumbered Assets for the most recent six (6) months for which the Borrower has reported results, annualized, and divided by the Capitalization Rate, plus

(b) the then-current Book Value of Assets Under Development that are Unencumbered Assets, provided that the amount added to Unencumbered Asset Value pursuant to this clause (b) shall not exceed 10% of the total Unencumbered Asset Value, plus

(c) the then-current Book Value of all Land that is an Unencumbered Asset, provided that the amount added to Unencumbered Asset Value pursuant to this clause (c) shall not exceed 5% of the total Unencumbered Asset Value, plus

(d) Acquisition Assets that are Unencumbered Assets valued at the higher of their capitalization value (so long as owned for at least six (6) months) or acquisition cost, such capitalization value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent six (6) months, annualized, by (y) the Capitalization Rate, plus

(e) the value of Non-Stabilized Projects that are Unencumbered Assets, as determined individually for each such unencumbered Non-Stabilized Project, at the then-current Book Value thereof, plus

(f) 75% of the amount of Management Fees received by the Consolidated Group for the most recent six (6) months for which the Borrower has reported results, annualized, and divided by 15%, provided that the amount added to Unencumbered Asset Value pursuant to this clause (f) shall not exceed 5% of the total Unencumbered Asset Value.

“Unrestricted Cash” means all Balance Sheet Cash other than cash and Cash Equivalents held as collateral, in escrow in a bank account by a lender, creditor or contract counterparty and from like-kind exchanges.

“Unsecured Indebtedness” means all Indebtedness of any Person that is not secured by a Lien on any asset of such Person.

“Unsecured Debt Yield Ratio” means the financial covenant ratio set forth in Section 6.01(a)(vi).

“Unsecured Leverage Ratio” means the financial covenant ratio set forth in Section 6.01(a)(iii).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which all of the outstanding voting Equity Interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization of which 100% of the Equity Interests having ordinary voting power shall at the time be so owned or controlled by such Person; provided, however, that each of the Inland Entities (including prior to the Inland Repurchase Date) and Excel Realty Partners, L.P. will be deemed a Wholly-Owned Subsidiary notwithstanding the fact that the Borrower holds less than 100% of the Equity Interests in such Persons.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. With respect to a reference to any date, the word “from” shall mean “from and including” such date and the word “until” shall mean “until but excluding such date”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law, rule or regulation shall mean such law, rule or regulation as amended, modified, replaced or supplemented from time to time.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make Term Loans (other than New Term Loans) to the Borrower in up to five (5) Borrowings made on the date (that is on or after the Effective Date and on or before the Term Loan Commitment Expiry Date) and in the principal amount requested by the Borrower in accordance with Section 2.03 so long as such requested amount does not result in (i) the aggregate principal amount of the Term Loans made by such Term Loan Lender exceeding its Term Loan Commitment or (ii) the aggregate principal amount of all Term Loans made by the Term Loan Lenders exceeding the total Term Loan Commitments. The Term Loan Commitments of the Lenders to make the Term Loans (other than the New Term Loan Commitments, which shall be governed by Section 2.04) shall expire on the earliest of (a) the date specified in Section 4.01 in the event that the conditions set forth in Section 4.01 are not satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m. New York City time on such date, (b) the date on which the aggregate principal amount of Borrowings of Term Loans equals the aggregate Term Loan Commitments, or (c) September 30, 2013 (such earliest date, the “Term Loan Commitment Expiry Date”, and the earlier of clauses (b) and (c), the “Last Day of the Delayed Draw Period”). Any portion of the Term Loans that is repaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Loan Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing of any Class shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. So long as doing so would not result in any increased costs to which the Borrower would be responsible for under Section 2.15, each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that (i) any Borrowing need not comply with the foregoing integral multiple requirements if the proceeds of such Borrowing are to be used to repay Indebtedness as long as such Borrowing is in an amount equal to the amount being repaid, and (ii) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). At the commencement of each Interest Period for any Eurodollar Term Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000. At the time that each ABR Term Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Term Loan Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Term Loan Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Revolving Borrowings or ten (10) Eurodollar Term Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing, and any notice of a Swingline Loan Borrowing shall be made in accordance with Section 2.05(b). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Borrowing Request and signed by an Authorized Officer. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing, and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and account number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Incremental Facilities. On one or more occasions at any time after the Effective Date, the Borrower may by written notice to the Administrative Agent elect to request (A) an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitments”, together with the New Revolving Commitments, the “Incremental Commitments”), by up to an aggregate amount not to exceed $1,000,000,000 for all Incremental Commitments. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent. The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $10,000,000, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment; provided that the Lenders will first be afforded the opportunity to provide the Incremental Commitments on a pro rata basis, and if any Lender so approached fails to respond, such Lender shall be deemed to have declined to provide such Incremental Commitments, and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender” or “New Term Loan Lender,” as applicable) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), and, in the case of a New Revolving Commitment, the Issuing Bank and the Swingline Lender (each of which approvals shall not be unreasonably withheld), unless such New Revolving Loan Lender or New Term Loan Lender is an existing Lender.

The terms and provisions of any New Revolving Commitments shall be identical to the existing Revolving Commitments. The terms and provisions of any New Term Loan Commitments and any New Term Loans shall (a) provide that the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the Term Loan Maturity Date and shall not have any scheduled amortization payments, (b) share ratably in any prepayments of the existing Term Loan Facility, unless the Borrower and the New Term Loan Lenders in respect of such New Term Loans elect lesser payments and (c) otherwise be identical to the existing Term Loans or reasonably acceptable to the Administrative Agent.

The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitment shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, (i) no Default or Event of Default shall exist and (ii) as of the last day of the most recent month for which financial statements have been delivered pursuant to Section 5.01, the Borrower would have been in compliance with the Financial Covenants that are applicable at such time; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments and (B) all corporate, partnership, member, or other necessary action taken by each Guarantor authorizing the Guaranty by such Guarantor of such Incremental Commitments; and (ii) a customary opinion of counsel to the Borrower and the Guarantors (which may be in substantially the same form as delivered on the Effective Date and may be delivered by internal counsel of the Borrower), and addressed to the Administrative Agent and the Lenders, and (iii) if requested by any Lender, new notes executed by the Borrower, payable to any new Lender, and replacement notes executed by the Borrower, payable to any existing Lenders.

On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to its New Revolving Commitment and all matters relating thereto.

On any Increased Amount Date on which any New Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Commitments and the New Revolving Loan Lenders or the New Term Loan Commitments and the New Term Loan Lenders, as applicable, and (z) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

The upfront fees payable to the New Revolving Loan Lenders and/or New Term Loan Lenders shall be determined by the Borrower and the applicable New Revolving Loan Lenders and/or New Term Loan Lenders.

The Incremental Commitments shall be effected pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Loan Lender or New Term Loan Lender, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.04.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request and the Issuing Bank shall issue Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days or such shorter period as the Issuing Bank shall agree to) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $75,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, which renewals or extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of such Letter of Credit so long as the Issuing Bank shall have the right to prevent such renewal or extension at least once in each twelve month period) and (ii) the date that is five Business Days prior to the Revolving Maturity Date. Notwithstanding the foregoing, a Letter of Credit may have an expiration date that is not more than twelve (12) months after the Revolving Maturity Date so long as (x) the Borrower shall provide cash collateral to the Administrative Agent pursuant to and in accordance with Section 2.06(j) on or prior to forty-five (45) days before the Revolving Maturity Date in an amount equal to 102% of the LC Exposure with respect to all such Letters of Credit with expiry dates after the Revolving Maturity Date, (y) the obligations of the Borrower under this Section 2.06 in respect of such Letters of Credit shall survive the Revolving Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (z) each Lender shall remain obligated hereunder, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrower by the Administrative Agent after the Revolving Maturity Date until no such Letters of Credit remain outstanding.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Revolving Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that nothing in this Section shall be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the

Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (A) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Facility Lenders under the Revolving Facility (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (B) required by Section 2.06(c), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent for the satisfaction of the LC Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly, but in no event later than 2:00 PM, New York City time, crediting the amounts so received, in like funds, to an account of the Borrower or other account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective

Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by an Authorized Officer.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Facility Lenders under the applicable Facility, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing under such Facility may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date and (b) the Term Loan Commitments shall terminate on the Term Loan Commitment Expiry Date as provided in Section 2.01(b).

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments under a particular Facility; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $50,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under a particular Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Loan Lender, the then unpaid principal amount of each Term Loan on the Term Loan Maturity Date and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by one or more promissory notes in substantially the form of Exhibit D. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Upon either (a) payment in full of the Loans evidenced by any such promissory note and termination of the Commitments relating thereto or (b) the assignment of such Loans and Commitments in accordance with Section 9.04 hereof, each such promissory note shall be returned to the Borrower by the payee named therein at the request of the Borrower.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as provided in Section 2.16), subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Any portion of the Term Loan that is prepaid may not be reborrowed.

SECTION 2.12. Fees. (a) From the Last Day of the Delayed Draw Period until the earlier of the Debt Rating Pricing Election Date and the last day of the Availability Period, the Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period for which payment is made, payable quarterly in arrears on each last day of each March, June, September and December of each year end on the date on which the Commitments terminate, commencing on the first such date to occur after the Last Day of the Delayed Draw Period. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) From and after the Debt Rating Pricing Election Date, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a facility fee, which shall accrue at the Facility Fee Rate (as set forth in the definition of Applicable Rate) on the daily amount of the Revolving Commitment of such Lender (whether used or unused) during the period from and including the Debt Rating Pricing Election Date to but excluding the date on which such Commitment terminates; provided that, if such Revolving Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Last Day of the Delayed Draw Period to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Last Day of the Delayed Draw Period to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Last Day of the Delayed Draw Period; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, all overdue Obligations (which shall include all Obligations following an acceleration under Section 7.01, including an automatic acceleration) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Facility Lenders under a particular Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing under such Facility for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing under such Facility to, or continuation of any Borrowing under such Facility as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing under such Facility, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), in each case in an amount that such Lender, the Issuing Bank or such other Recipient deems to be material, then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered; provided that such Lender or such Issuing Bank is generally seeking compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits); provided that each such Lender shall use reasonable efforts to mitigate any such loss, cost and expense in accordance with Section 2.19. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including, if requested by the Borrower, in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts (but excluding any confidential or proprietary information of such Lender), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.17. Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim (but without prejudice to the Borrower’s rights with respect to any Defaulting Lender). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective Revolving Percentages of the Revolving Lenders.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (w) any Lender requests compensation under Section 2.15, or (x) if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (y) if any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.02, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender) if such assignee is not a Lender, which consent shall not unreasonably be withheld, (ii) subject to the Borrower’s rights with respect to Defaulting Lenders under Section 2.20 hereof, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in or elimination of such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a) and facility fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(b);

(b) the Commitments, Term Loan Exposure and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Required Facility Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby except (i) such Defaulting Lender’s Commitments may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent that (x) the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02(a) and (b) are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees payable under Section 2.12(b) that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

SECTION 2.21. Extension of Revolving Maturity Date. The Borrower shall have one (1) option (which shall be binding on the Lenders), exercisable by written notice to the Administrative Agent given no more than 120 days nor less than 30 days prior to the then Revolving Maturity Date, to extend the Revolving Maturity Date for a period of one (1) year. Upon delivery of such notice, the Revolving Maturity Date shall be extended for one (1) year so long as the following conditions are satisfied as of the effective date of such extension: (i) no

Default or Event of Default has occurred and is continuing; (ii) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (iii) the Borrower shall have paid an extension fee equal to 0.15% of the aggregate outstanding amount of the Revolving Commitments (to the Administrative Agent for the ratable benefit of the Revolving Lenders).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Parent Guarantors and each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, partnership, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. Each of this Agreement and the other Loan Documents to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or the Parent Guarantors or any order of any Governmental Authority, except for any violation of any applicable law or regulation that would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or the Parent Guarantors or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries or the Parent Guarantors, except for any violation or default that would not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries or the Parent Guarantors.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, retained earnings and cash flows (i) as of and for the fiscal year ended December 31, 2012, audited by Ernst & Young, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2013, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2012, no event, development or circumstance has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries and the Parent Guarantors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) in the case of Permitted Encumbrances or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each of the assets included as Unencumbered Assets for purposes of the Financial Covenants satisfies the requirements for an Unencumbered Asset set forth in the definition thereof. As of the Effective Date, Schedule 3.05 sets forth a list of the Unencumbered Assets and whether such Unencumbered Asset is subject to an Eligible Ground Lease.

(b) Each of the Borrower and its Subsidiaries and the Parent Guarantors owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. Litigation, Guarantee Obligations, and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any Parent Guarantor (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters and matters fully covered by insurance as to which the insurer has been notified of such action, suit or proceeding and has not issued a notice denying coverage thereof) or (ii) challenging the validity or enforceability of this Agreement, the other Loan Documents or the Transactions. As of the date of this Agreement, the Borrower and its Subsidiaries and the Parent Guarantors have no material contingent obligations that are not disclosed in the financial statements referred to in Section 3.04 or listed as a Disclosed Matter.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries or any Parent Guarantor (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability of which it is aware, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries and the Parent Guarantors is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries nor any Parent Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries and the Parent Guarantors has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary or such Parent Guarantor, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of ASC 715-30 (formerly Statement of Financial Accounting Standards No. 87)) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of ASC 715-30 (formerly Statement of Financial Accounting Standards No. 87)) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.

SECTION 3.12. Sanctions Laws and Regulations. None of the Borrower or its Subsidiaries or any Parent Guarantor, or to the best of its knowledge any of its directors or officers acting or benefiting in any capacity in connection with this Agreement, is a Designated Person.

SECTION 3.13. Federal Reserve Board Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X of the Board. No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined for any purpose which violates, or which would be inconsistent with, the provisions of, any applicable laws or regulations of any Governmental Authority (including, without limitation, the Regulations of the Board).

SECTION 3.14. Subsidiaries. As of the Effective Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each material Subsidiary and material Investment Affiliate of the Borrower and (b) except as disclosed on Schedule 3.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned by the Borrower or any Subsidiary in any Subsidiary or Investment Affiliate.

SECTION 3.15. Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are, and after giving effect to the incurrence of all Loans and Obligations being incurred in connection herewith will be, Solvent.

SECTION 3.16. Status of the Limited Partner. The Limited Partner (i) is a REIT, (ii) has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857(a) of the Code.

SECTION 3.17. Insurance. The Borrower and its Subsidiaries maintain (either directly or indirectly by causing its tenants to maintain) insurance on their material real estate assets with financially sound and reputable insurance companies (or through self insurance provisions), in such amounts, with such deductibles and covering such properties and risks as is prudent in the reasonable business judgment of the Borrower and its Subsidiaries.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement or such Loan Document) that such party has signed a counterpart of this Agreement or such Loan Document.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Jones Day, counsel for the Borrower and the other Loan Parties, in form and substance reasonably acceptable to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received the following items from the Borrower:

(i) Certificates of good standing for each Loan Party from the states of organization of such Loan Party, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Effective Date;

(ii) Copies of the formation documents of each Loan Party certified by an officer of such Loan Party, together with all amendments thereto;

(iii) Incumbency certificates, executed by officers of each Loan Party, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of such Loan Party (and to make borrowings hereunder on behalf of the Borrower, in the case of the Borrower), upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(iv) Copies, certified by a Secretary or an Assistant Secretary of each Loan Party of the resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Loan Parties;

(v) The most recent annual audited and quarterly unaudited financial statements of the Borrower;

(vi) UCC financing statement, judgment, and tax lien searches with respect to each Loan Party from its state of organization;

(vii) If a Borrowing is to be made on the Effective Date, written money transfer instructions in form and substance reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and signed by an officer of the Borrower, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested; and

(viii) Compliance certificate substantially in the form of Exhibit B, executed by a Financial Officer, demonstrating compliance with the Financial Covenants on a pro-forma basis as of the Effective Date based on the financial statements for the fiscal quarter ending March 31, 2013 and after giving effect to the Transactions (assuming a borrowing of all amounts intended to be borrowed through and including the Last Day of the Delayed Draw Period and the application of proceeds of such borrowings to the repayment of Indebtedness intended to be repaid therefrom).

(d) The Administrative Agent shall have received all fees (including upfront fees payable to the Lenders) and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder, or satisfactory evidence that such fees and amounts will be paid out of the initial Borrowing hereunder.

(e) The Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or such Lender that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act.

Immediately upon the satisfaction of the foregoing conditions precedent, the Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on August 1, 2013 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit shall have expired or terminated (or have been cash collateralized in accordance with Section 2.06), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly furnish the same to each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, retained earnings and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and related unaudited statements of income retained earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate in the form attached hereto as Exhibit B, signed by a Financial Officer (i) (x) certifying that, to such Financial Officer’s knowledge, no Default has occurred and is continuing, or (y) specifying the details of any Default that, to such Financial Officer’s knowledge, has occurred and is continuing, and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations and computations demonstrating compliance with the applicable Financial Covenants including, without limitation, (x) a listing of the Unencumbered Assets (including any Brixmor LLC Unencumbered Assets and Inland Unencumbered Assets, to the extent included in such calculations and computations), any new Eligible Ground Leases entered into during such quarter, and the Net Operating Income for each of the Unencumbered Assets and (y) schedules of Inland Indebtedness, Brixmor LLC

Indebtedness, Additional Brixmor LLC Indebtedness, and Additional Subsidiary Indebtedness, to the extent included in such calculations and computations, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) after the occurrence of a Qualified IPO, a Public Company Exit or an Approved M&A Transaction, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary or any applicable Parent Entity with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, and/or distributed by the Borrower or such Parent Entity to its shareholders generally, as the case may be;

(e) after the occurrence of the Debt Rating Pricing Election Date, promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

After the occurrence of a Qualified IPO, a Public Company Exit or an Approved M&A Transaction, information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly furnish the same to each Lender) prompt written notice, after an Authorized Officer becomes aware of such event, of the following events:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Guarantors, the Borrower or any Subsidiary that, in the good faith judgment of the Borrower, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000; and

(d) any Environmental Liability that, in the good faith judgment of the Borrower, has, or would reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business; REIT Status. The Borrower will, and will cause each of its Subsidiaries and the Parent Guarantors to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any Qualified IPO, Public Company Exit or Approved M&A Transaction; and provided further that this Section 5.03 shall not require the Borrower, any Subsidiary or any Parent Guarantor to preserve or maintain any rights, licenses, permits, privileges or franchises if the Borrower shall reasonably determine that (a) the preservation and maintenance thereof is no longer desirable in the conduct of the business of the Borrower, the Subsidiaries and the Parent Guarantors, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Lenders, or (b) the failure to maintain and preserve the same by any Subsidiary would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. The Borrower shall cause the Limited Partner to maintain its REIT status under the Code. The Borrower shall cause the Limited Partner and the General Partner to own substantially all of their properties and assets and shall conduct substantially all of their business activities through the Borrower.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries and the Parent Guarantors to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (ii) the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries and the Parent Guarantors to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries and the Parent Guarantors to, keep proper books of record and account in which true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities to the extent required by GAAP. The

Borrower will, and will cause each of its Subsidiaries and the Parent Guarantors to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (in the presence of an officer of the Borrower), all at such reasonable times during normal business hours and as often as reasonably requested. Absent an Event of Default, only two such visits per calendar year shall be at the Borrower’s expense.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries and the Parent Guarantors to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for, and Letters of Credit will be issued only to support, (i) the repayment of existing Indebtedness of the Borrower and its Subsidiaries and (ii) general corporate purposes of the Borrower, including, but not limited to, the funding of acquisitions, investments, redevelopments, expansions, renovations, construction, capital expenditures and working capital needs. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. [Reserved]

SECTION 5.10. Addition and Release of Guaranties.

(a) Additional Subsidiary Guaranties. If (x) the Borrower does not have an Investment Grade Rating and (y) one or more direct or indirect Subsidiaries of the Borrower (other than Brixmor LLC or any direct or indirect subsidiary thereof) that owns or ground leases any Excluded Unencumbered Assets incurs any Additional Subsidiary Indebtedness, then, at the option of the Borrower, either (1) each borrower or guarantor of such Indebtedness shall become an Additional Subsidiary Guarantor hereunder or (2) (i) such Additional Subsidiary Indebtedness shall be treated as Secured Indebtedness for purposes of calculating the Financial Covenants and (ii) any Acquisition Asset, Land, Operating Property or Asset Under Development owned directly or indirectly by each borrower or guarantor of such Additional Subsidiary Indebtedness shall not be considered an “Unencumbered Asset” for purposes of calculating the Financial Covenants (any such Unencumbered Assets so excluded shall be referred to in this Agreement collectively as “Excluded Unencumbered Assets”). Upon a subsequent Investment Grade Rating Event, and so long as the Borrower maintains an Investment Grade Rating and no Event of Default then exists, the Subsidiary Guaranty of any such Additional Subsidiary Guarantor will be released (and, for the avoidance of doubt, such Subsidiary Guaranty shall be promptly reinstated in a manner satisfactory to the Administrative Agent if the Borrower has failed to maintain an Investment Grade Rating and such Subsidiary Guaranty is otherwise required by this Section 5.10(a)), any such Additional Subsidiary Indebtedness will no longer be treated as Secured Indebtedness and each such Excluded Unencumbered Asset will be eligible to be treated as an “Unencumbered Asset” for purposes of calculating the Financial Covenants.

(b) Brixmor LLC Guaranty. If (x) the Borrower does not have an Investment Grade Rating, (y) Brixmor LLC or any direct or indirect subsidiary thereof that owns or ground leases a Brixmor LLC Unencumbered Asset (a “Brixmor LLC Subsidiary”) incurs any Additional Brixmor LLC Indebtedness, and (z) the Borrower has made the Brixmor LLC Election while the Initial Financial Covenants are applicable, then, at the option of the Borrower, either (1) Brixmor LLC (only to the extent that Brixmor LLC is a borrower or guarantor of such Additional Brixmor LLC Indebtedness) or such Brixmor LLC Subsidiary thereof that is a borrower or guarantor on such Additional Brixmor LLC Indebtedness shall provide a Subsidiary Guaranty hereunder or (2) (i) such Additional Brixmor LLC Indebtedness shall be treated as Secured Indebtedness for purposes of calculating the Initial Financial Covenants subject to the Brixmor LLC Election and (ii) any Acquisition Asset, Land, Operating Property or Asset Under Development owned directly or indirectly by Brixmor LLC or such Brixmor LLC Subsidiary that is the borrower or guarantor of such Additional Brixmor LLC Indebtedness shall not be considered a “Brixmor LLC Unencumbered Asset” for purposes of the Financial Covenants. Upon a subsequent Investment Grade Rating Event, and so long as the Borrower maintains an Investment Grade Rating and no Event of Default then exists, any such Subsidiary Guaranty will be released (and, for the avoidance of doubt, such Subsidiary Guaranty shall be promptly reinstated in a manner satisfactory to the Administrative Agent if the Borrower has failed to maintain an Investment Grade Rating and such Subsidiary Guaranty is otherwise required by this Section 5.10(b)), any such Additional Brixmor LLC Indebtedness will no longer be treated as Secured Indebtedness and any such Acquisition Asset, Land, Operating Property or Asset Under Development will be eligible to be treated as a “Brixmor LLC Unencumbered Asset” for purposes of the Financial Covenants.

(c) Release of Subsidiary Guaranties from Material Subsidiary Guarantors. The Subsidiary Guaranty provided by each Material Subsidiary Guarantor shall be automatically terminated upon the occurrence of any of the following, so long as no Event of Default has occurred and is continuing at such time:

(i) the Public Company Financial Covenant Election Date has occurred;

(ii) an Investment Grade Rating Event has occurred (and regardless of whether the Borrower thereafter fails to maintain such Investment Grade Rating); or

(iii) the Borrower has issued corporate bonds in the principal amount of at least $200,000,000 that rank pari passu with the Obligations (whether new or in exchange for the Brixmor LLC Indebtedness) and such corporate bonds are not guaranteed by the Material Subsidiary Guarantors.

(d) Instruments of Release. The Administrative Agent shall, at the request and expense of the Borrower and without the need for any consent or approval by the Lenders, execute and deliver an instrument of release to evidence any release of Guaranty described in this Section 5.10 in a form reasonably acceptable to the Borrower and the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit shall have expired or terminated (or have been cash collateralized in accordance with Section 2.06), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Financial Covenants.

(a) Initial Financial Covenants. From the Effective Date until the Public Company Financial Covenant Election Date, as of the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ended September 30, 2013, the Borrower shall not permit:

(i) Maximum Leverage Ratio. Total Outstanding Indebtedness minus Balance Sheet Cash to exceed 65% of Total Asset Value.

(ii) Maximum Secured Leverage Ratio. Total Secured Indebtedness minus Balance Sheet Cash to exceed 55% of Total Asset Value.

(iii) Maximum Unsecured Leverage Ratio. The sum of (A) Total Unsecured Indebtedness (other than Brixmor LLC Indebtedness and, if applicable, Additional Brixmor LLC Indebtedness unless, in each case, the Borrower has made the Brixmor LLC Election) plus (B) on and after the Inland Repurchase Date, Inland Indebtedness minus (C) all Unrestricted Cash and cash from like-kind exchanges to exceed 65% of the sum of (x) Unencumbered Asset Value (other than Unencumbered Asset Value attributable to Brixmor LLC Unencumbered Assets, to the extent there is any Brixmor LLC Indebtedness or Additional Brixmor LLC Indebtedness outstanding unless the Borrower has made the Brixmor LLC Election, in which case the Unencumbered Asset Value of the Brixmor LLC Unencumbered Assets will be included) plus (y) on and after the Inland Repurchase Date, Inland Unencumbered Asset Value.

(iv) Minimum Fixed Charge Coverage Ratio. Total Net Operating Income minus the aggregate Capital Expenditure Reserve for each Operating Property to be less than 1.5 times Fixed Charges, all based on the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized.

(v) Minimum Tangible Net Worth. The sum of (x) Total Asset Value plus (y) Balance Sheet Cash minus (z) Total Outstanding Indebtedness (“Tangible Net Worth”) to be less than $4,033,855,798.

(vi) Minimum Unsecured Debt Yield Ratio. The sum of (A) the aggregate Net Operating Income from Unencumbered Assets (other than Net Operating Income attributable to Brixmor LLC Unencumbered Assets, to the extent there is any Brixmor LLC Indebtedness or Additional Brixmor LLC Indebtedness outstanding unless the Borrower has made the Brixmor LLC Election, in which case the Net Operating Income attributable to the Brixmor LLC Unencumbered Assets will be included) plus (B) on and after the Inland Repurchase Date, the aggregate Net Operating Income from Inland Unencumbered Assets divided by the amount equal to the sum of (x) Total Unsecured Indebtedness (other than Brixmor LLC Indebtedness and, if applicable, Additional Brixmor LLC Indebtedness unless, in each case, the Borrower has made the Brixmor LLC Election) plus (y) on and after the Inland Repurchase Date, Inland Indebtedness minus (z) all Unrestricted Cash and cash from like-kind exchanges, to be less than 9.5%.

(b) Public Company Financial Covenants. From and after the Public Company Financial Covenant Election Date, as of the last day of any fiscal quarter of the Borrower, the Borrower shall not permit:

(i) Maximum Leverage Ratio. Total Outstanding Indebtedness minus Balance Sheet Cash to exceed 60% of Total Asset Value.

(ii) Minimum Fixed Charge Coverage Ratio. Total Net Operating Income minus the aggregate Capital Expenditure Reserve for each Operating Property to be less than 1.5 times Fixed Charges, all based on the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized.

(iii) Maximum Secured Leverage Ratio. Total Secured Indebtedness minus Balance Sheet Cash to exceed 40% of Total Asset Value.

(iv) Maximum Unsecured Leverage Ratio. Total Unsecured Indebtedness minus all Unrestricted Cash and cash from like-kind exchanges to exceed 60% of Unencumbered Asset Value.

(v) Minimum Tangible Net Worth. Tangible Net Worth to be less than $4,033,855,798; provided that the Borrower shall not be required to comply with the foregoing covenant from and after the date that is the earlier to occur of (1) an Investment Grade Rating Event or (2) the consummation of a Qualified IPO.

(c) Calculation of Financial Covenants. For purposes of calculating the Financial Covenants under this Agreement:

(i) for any period, the Financial Covenants shall be calculated based upon the most recent quarter-end financial statements of the Borrower delivered pursuant to Section 5.01, on a pro forma basis, giving effect to any asset disposition or acquisition or any incurrence, retirement or extinguishment of Indebtedness during such period, in each case, with such asset disposition or acquisition or such incurrence, retirement or extinguishment of Indebtedness being deemed to have occurred as of the first day of the period for which such Financial Covenants are being determined;

(ii) the Initial Financial Covenants set forth in Sections 6.01(a)(i), (ii), (iv) and (v) and the Public Company Financial Covenants set forth in Sections 6.01(b)(i), (ii), (iii) and (v), with respect to any Investment Affiliate or any Non-Wholly-Owned Subsidiary shall be calculated in a manner such that only the Ownership Share of the applicable Investment Affiliate or Non-Wholly-Owned Subsidiary shall be taken into account, so that the Borrower will be credited (or debited, if applicable) with its pro rata share of the appropriate components that are included in the calculation of such Financial Covenants; and

(iii) notwithstanding the foregoing, (i) the Ownership Share of the Inland Entities will be deemed to be 100% notwithstanding the fact that Residual owns less than 100% of the Inland Entities, and (ii) the Ownership Share of Excel Realty Partners, L.P. will be deemed to be 100% notwithstanding the fact that Brixmor LLC owns less than 100% of Excel Realty Partners, L.P.

SECTION 6.02. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary or any Parent Guarantor to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their consolidated assets (including all or substantially all of the Equity Interests in the Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, the following events shall be permitted without the consent of the Lenders: (i) any Person may merge into the Borrower or any Parent Guarantor or Parent Entity in a transaction in which the Borrower or such Parent Guarantor or Parent Entity is the surviving corporation (or, if the Borrower or such Parent Guarantor or such Parent Entity is not the survivor, the Required Lenders have consented to such transaction), (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may liquidate or dissolve or sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary (other than a Material Subsidiary) may liquidate or dissolve or merge into, or sell, transfer, lease or otherwise dispose of its assets to, another Person if the Borrower determines in good faith that such liquidation or dissolution, merger or disposition is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (v) the Borrower or a Parent Entity may consummate a Qualified IPO or a Public Company Exit; and provided further that only the approval of the Required Lenders, without the payment of any fees by the Borrower, shall be required for (x) the merger or consolidation of the Borrower or a Parent Entity into a Public Vehicle that would result in a Change in Control or (y) an Approved M&A Transaction.

(b) The Borrower will not, and will not permit the Parent Guarantors or any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Guarantors and the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related thereto.

SECTION 6.03. Restricted Payments. If an Event of Default under Section 7.01(a) or (b) has occurred and is continuing, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments in excess of the minimum amount necessary under the Code for the Limited Partner to maintain its status as a REIT and to avoid any tax under Section 4981 of the Code.

SECTION 6.04. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries or the Parent Guarantor to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) upon fair and reasonable terms which are not materially less favorable to the Borrower or such Subsidiary or Parent Guarantor than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among Parent Guarantors, the Borrower and Wholly-Owned Subsidiaries, (c) transactions pursuant to agreements and arrangements described on Schedule 6.04, (d) the issuance of equity securities to Affiliates, (e) compensation, bonus and benefit arrangements with employees, officers, directors and trustees of the Borrower, its Subsidiaries or the Parent Guarantors that are customary in the industry or are in the ordinary course consistent with past practices, and (f) the transfer or distribution of assets to the direct or indirect shareholders of the Limited Partner and/or the contribution of assets to the Borrower or the Limited Partner and the issuance by the Borrower of membership units in exchange therefor, all in connection with a Qualified IPO.

SECTION 6.05. Sanctions Laws and Regulations. (a) The Borrower shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations , or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

(b) None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations.

SECTION 6.06. Changes in Fiscal Periods. Unless required by a law, regulation or order of a Governmental Authority, the Borrower will not (i) permit the fiscal year of the Borrower to end on a day other than December 31 or (ii) change the Borrower’s method of determining fiscal quarters; provided that if such change is required by such law, regulation or order, the Borrower shall give the Administrative Agent and the Lenders prior written notice of such change.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement and the other Loan Documents or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue without being remedied for a period of thirty (30) days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) the Borrower or any of its Subsidiaries or any Parent Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after the expiration of all grace or cure periods (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries or such Parent Guarantor is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries or such Parent Guarantor have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of all notices and the expiration of all grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to Material Indebtedness that is Secured Indebtedness and that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries or such

Parent Guarantor is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries or such Parent Guarantor have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, a Parent Guarantor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, a Parent Guarantor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower, a Parent Guarantor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, a Parent Guarantor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower, a Parent Guarantor or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) the Borrower, a Parent Guarantor or any Material Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money (not covered by insurance as to which the insurer has been notified of such judgment or order and has not issued a notice denying coverage thereof) in an amount which, when added to all other judgments or orders outstanding against the Borrower, a Parent Guarantor or any Material Subsidiary would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith;

(l) the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, a Guaranty or any other Loan Document; or this Agreement, a Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof);

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $50,000,000; or

(n) a Change in Control shall occur, other than as a result of a Qualified IPO, Public Company Exit or Approved M&A Transaction;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Distribution of Payments after Default. In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;

(c) Third to pay interest then due and payable on the Loans and unreimbursed LC Disbursements ratably;

(d) Fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably;

(e) Fifth, to pay an amount to the Administrative Agent equal to one hundred two percent (102%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unreimbursed LC Disbursements, to be held as cash collateral for such Obligations;

(f) Sixth, to payment of any amounts owing with respect to indemnification provisions of the Loan Documents;

(g) Seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender; and

(h) Eighth, to the Borrower or whoever may be legally entitled thereto.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, (a) the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower and (b) the Required Lenders may by written notice to the Administrative Agent and the Borrower remove the Administrative Agent for its gross negligence or willful misconduct as determined by a court of competent jurisdiction. Upon any such resignation or removal, the Required Lenders shall have the right, subject to the consent of the Borrower (so long as no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at such time), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring or removed Administrative Agent gives notice of its resignation or is removed, then the retiring or removed Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 420 Lexington Avenue, New York, NY 10170, Attention of Michael Pappagallo, President and Chief Financial Officer, and Steven Siegel, General Counsel (Telecopy No. (212) 869-9585);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, DE 19713-2107, Attention of Taieshia Reefer (Telecopy No. (302) 634-4733), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention of Mohammad S. Hasan (Telecopy No. (646) 328-3040);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, DE 19713-2107, Attention of Taieshia Reefer (Telecopy No. (302) 634-4733), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention of Mohammad S. Hasan (Telecopy No. (646) 328-3040);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, Ops Building 2, 3rd Floor, Newark, DE 19713-2107, Attention of Taieshia Reefer (Telecopy No. (302) 634-4733), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention of Mohammad S. Hasan (Telecopy No. (646) 328-3040); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System other than as a result of willful misconduct or gross negligence by such Person as determined by a final, non-appealable order of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.20(b), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) except as provided in Section 2.21, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) or Section 7.02 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) reduce the percentage specified in the definition of “Required Facility Lenders” with respect to any Facility without the written consent of all Lenders under such Facility, or (vii) release either of the Parent Guarantors from its obligations under the Parent Guaranty, or release any of the other Guarantors from their obligations under the Subsidiary Guaranty (except as otherwise provided in Section 5.10), in each case, without the written consent of each Lender; provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, (y) the consent of the Required Facility Lenders of a Facility shall be required for any amendment, waiver or modification that adversely affects the rights of such Facility in a manner different than such amendment, waiver or modification affects the other Facility, and (z) no such agreement shall amend or modify Section 2.20 without the prior written consent of the Administrative Agent, the Swingline Lender and the Issuing Bank.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and the Joint Lead Arrangers/Joint Bookrunners and their Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent and the Joint Lead Arrangers/Joint Bookrunners and their Affiliates, taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, during the existence of an Event of Default and in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its

Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, whether brought by the Borrower, any other Loan Party or a third party; provided that (a) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from the material breach by such Indemnitee of its obligations under the Loan Documents and (b) the Borrower shall not, in connection with any such losses, claims, damages, liabilities or related expenses in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (which shall be selected by the Joint Lead Arrangers/Joint Bookrunners after consultation with the Borrower) at any one time for the Indemnitees as a whole (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole); provided, further, that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one firm of counsel (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field) for each such affected Indemnitee. If any action, suit or proceeding is brought against any Indemnitee in connection with any claim for which it is entitled to indemnity hereunder, such indemnified person shall (i) promptly notify the Borrower in writing of such action, suit or proceeding and (ii) give the Borrower an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro-Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent that the Borrower fails to pay any amount required to be paid by it to the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Revolving Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), other than as contemplated by the second proviso set forth in Section 6.02, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment, any other assignee, but the Administrative Agent shall nonetheless send notice of such assignment to the Borrower;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan; and

(D) the Swingline Lender, provided, that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of only one Facility;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and any Tax Forms required to be provided under Section 2.17(f); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts at such assignee to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such participation was made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement shall be deemed or operate to preclude (i) the Administrative Agent, any Lender or the Issuing Bank from bringing suit or taking other legal action in any other jurisdiction to realize on any security for the Obligations (in which case any party shall be entitled to assert any claim or defense other than any objection to the laying of venue of such action or the action having been brought in an inconvenient forum but including any claim or defense that this Section 9.09 would otherwise require to be asserted in a legal action or proceeding in a New York court), or to enforce a judgment or other court order in favor of the Administrative Agent, any Lender or the Issuing Bank, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York courts decline jurisdiction over any Person, or decline (or, in the case of the Federal District court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 9.09 would otherwise require to be asserted in a legal action or proceeding in a New York court) in any such action or proceeding.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY

CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Act.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, the Joint Lead Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, the Joint Lead Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger/Joint Bookrunner, each Joint Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative

Agent, any Joint Lead Arranger/Joint Bookrunner, any Joint Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Joint Lead Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Joint Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRIXMOR OPERATING PARTNERSHIP LP

By:	Brixmor OP GP LLC, its general partner

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Mohammad S. Hasan
	Name:	Mohammad S. Hasan
	Title:	Vice President

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Michael W. Edwards
	Name:	Michael W. Edwards
	Title:	Senior Vice President

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Sean Armah
	Name:	Sean Armah
	Title:	Vice-President

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

BARCLAYS BANK PLC

By:	/s/ Noam Azachi
	Name:	Noam Azachi
	Title:	Vice President

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

CITIBANK, N.A.

By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ George R. Reynolds
Name:	George R. Reynolds
	Title:	Director

By:	/s/ James Rolison
Name:	James Rolison
	Title:	Managing Director

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

ROYAL BANK OF CANADA

By:	/s/ G. David Cole
	Name:	G. David Cole
	Title:	Authorized Signatory

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brian P. Kelly
	Name:	Brian P. Kelly
	Title:	Senior Vice President

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

UBS LOAN FINANCE LLC

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director Banking Products Services, US

By:	/s/ Joseline Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director Banking Products Services, US

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

UNION BANK, N.A.

By:	/s/ Andrew Romanosky
	Name:	Andrew Romanosky
	Title:	Vice President

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

SUNTRUST BANK

By:	/s/ Daniel J. Reddy
	Name:	Daniel J. Reddy
	Title:	SVP

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

REGIONS BANK

By:	/s/ Lori Chambers
	Name:	Lori Chambers
	Title:	Vice President

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Daniel Stegemoeller
	Name:	Daniel Stegemoeller
	Title:	Sr. Vice President

[Signature Page - Brixmor Revolving Credit and Term Loan Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is [a Lender] [an Affiliate/Approved Fund of [identify Lender]1] ]

3.	Borrower:	Brixmor Operating Partnership LP

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Revolving Credit and Term Loan Agreement dated as of July 16, 2013 among Brixmor Operating Partnership LP, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

Exhibit A - 1

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Loan Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - 2

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A - 3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute

Exhibit A - 4

one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A - 5

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

For the Fiscal [Quarter][Year] ended             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit and Term Loan Agreement, dated as of July 16, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Brixmor Operating Partnership LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and JPMorgan Chase Bank, N.A., as the Administrative Agent, Swingline Lender and Issuing Bank.

The undersigned Financial Officer hereby certifies as of the date hereof that [he][she] is the                     of the General Partner, and that, as such, [he][she] is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on the behalf of the Borrower, and that:

[Use the following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 5.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report of an independent certified public accountant required by such section.

[Use the following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 5.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of such date and for such period, subject to normal year-end audit adjustments and the absence of footnotes.

2. [To the knowledge of the undersigned, no Default has occurred and is continuing.] [To the knowledge of the undersigned, the following is a list of each Default that has occurred and is continuing and the actions taken or proposed to be taken with respect thereto:]

3. The financial covenant analyses and information set forth on the schedules attached hereto are true and correct in all material respects on and as of the date of this Certificate.

4. [No change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement.] [The following is a list of each change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement and the effect of such change on the financial statements referred to in paragraph (1):]

[Signature on the following page.]

Exhibit B - 1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,         .

BRIXMOR OPERATING PARTNERSHIP LP

By:
Name:
Title:

Exhibit B - 2

[This version of Schedule 1 is to be used only during the application of the Initial Financial Covenants.]

SCHEDULE 1

Covenant Compliance

($ in 000’s)

For the Fiscal [Quarter][Year] ended                                 ,                  (the “Statement Date”)

I. Section 6.01(a)(i) – Maximum Leverage Ratio.
A. Total Outstanding Indebtedness (from Schedule 2):	$
B. Balance Sheet Cash:	$
C. Total Asset Value (from Schedule 2):	$
D. Leverage Ratio ((Line I.A. – Line I.B) ÷ Line I.C):		%
Maximum permitted:		65%
II. Section 6.01(a)(ii) – Maximum Secured Leverage Ratio.
A. Total Secured Indebtedness (from Schedule 2):	$
B. Balance Sheet Cash (from Line I.B above):	$
C. Total Asset Value (from Schedule 2):	$
D. Secured Leverage Ratio ((Line II.A – Line II.B) ÷ Line II.C):		%
Maximum permitted:		55%
III. Section 6.01(a)(iii) – Maximum Unsecured Leverage Ratio.
A. Total Unsecured Indebtedness (from Schedule 2):	$
B. On and after the Inland Repurchase Date, Inland Indebtedness (from Schedule 3):	$
C. Unrestricted Cash and cash from like-kind exchanges:	$
D. Unencumbered Asset Value (from Schedule 2):	$

Exhibit B - 3

E. On and after the Inland Repurchase Date, Inland Unencumbered Asset Value:	$
F. Unsecured Leverage Ratio ((Line III.A + Line III.B – Line III.C) ÷ (Line III.D + Line III.E) :			%
Maximum permitted:		65%
IV. Section 6.01(a)(iv) – Minimum Fixed Charge Coverage Ratio
A. Total Net Operating Income for the most recent 6 months for which the Borrower has reported financial results, annualized:	$
B. Aggregate square footage of all Operating Properties multiplied by $0.15:	$
C. Fixed Charges (from Schedule 2):	$
D. Fixed Charge Coverage Ratio (Line IV.A – Line IV.B) ÷ Line IV.C):		to 1.0
Minimum required:		1.5 to 1.0
V. Section 6.01(a)(v) – Minimum Tangible Net Worth.
A. Total Asset Value (from Schedule 2):	$
B. Balance Sheet Cash (from Line I.B above):	$
C. Total Outstanding Indebtedness (from Schedule 2):	$
D. Tangible Net Worth (Line V.A + Line V.B – Line V.C):	$
Minimum required:	$	[	][6]
VI. Section 6.01(a)(vi) – Minimum Unsecured Debt Yield Ratio.
A. Net Operating Income from Unencumbered Assets (from Schedule 2):	$
B. On and after the Inland Repurchase Date, Net Operating Income from Inland Unencumbered Assets (from Schedule 8):	$

[6]	To equal 75% of the Tangible Net Worth as of March 31, 2013.

Exhibit B - 4

C. Total Unsecured Indebtedness (from Schedule 2):	$
D. On and after the Inland Repurchase Date, Inland Indebtedness (from Schedule 3):	$
E. Unrestricted Cash and cash from like-kind exchanges (from Line III.C above):	$
F. Unsecured Debt Yield Ratio ((Line VI.A + Line VI.B) ÷ (Line VI.C + Line VI.D – Line VI.E)):		%
Minimum required:		9.5%

Exhibit B - 5

[This version of Schedule 1 is to be used only during the application of the Public Company Financial Covenants.]

SCHEDULE 1

Covenant Compliance

($ in 000’s)

For the Fiscal [Quarter][Year] ended         ,          (the “Statement Date”)

I. Section 6.01(b)(i) – Maximum Leverage Ratio.
A. Total Outstanding Indebtedness (from Schedule 2):	$
B. Balance Sheet Cash:	$
C. Total Asset Value (from Schedule 2):	$
D. Leverage Ratio ((Line I.A. – Line I.B) ÷ Line I.C):			%
Maximum permitted:		60%
II. Section 6.01(b)(ii) – Minimum Fixed Charge Coverage Ratio.
A. Total Net Operating Income for the most recent 6 months for which the Borrower has reported financial results, annualized:	$
B. Aggregate square footage of all Operating Properties multiplied by $0.15:	$
C. Fixed Charges (from Schedule 2):	$
D. Fixed Charge Coverage Ratio (Line IV.A – Line IV.B) ÷ Line IV.C):		to 1.0
Minimum required:		1.5 to 1.0
III. Section 6.01(b)(iii) – Maximum Secured Leverage Ratio.
A. Total Secured Indebtedness (from Schedule 2):	$
B. Balance Sheet Cash (from Line I.B above):	$
C. Total Asset Value (from Schedule 2):	$

Exhibit B - 6

D. Secured Leverage Ratio ((Line II.A – Line II.B) ÷ Line II.C):		%
Maximum permitted:		40%
IV. Section 6.01(b)(iv) – Maximum Unsecured Leverage Ratio.
A. Total Unsecured Indebtedness (from Schedule 2):	$
B. Unrestricted Cash and cash from like-kind exchanges:	$
C. Unencumbered Asset Value (from Schedule 2):	$
D. Unsecured Leverage Ratio ((Line IV.A – Line IV.B) ÷ Line IV.C):		%
Maximum permitted:		60%
V. Section 6.01(b)(v) – Minimum Tangible Net Worth.[7]
A. Total Asset Value (from Schedule 2):	$
B. Balance Sheet Cash (from Line I.B above):	$
C. Total Outstanding Indebtedness (from Schedule 2):	$
C. Tangible Net Worth (Line V.A + Line V.B – Line V.C):	$
Minimum required:	$	[ ][8]

[7]	This section may be omitted from this Schedule 1 from and after the date that is earlier to occur of (1) an Investment Grade Rating Event or (2) the consummation of a qualified IPO.
[8]	To equal 75% of the Tangible Net Worth as of March 31, 2013.

Exhibit B - 7

SCHEDULE 2

Additional Calculations

($ in 000’s)

For the Fiscal [Quarter][Year] ended              (the “Statement

Date”)

The calculations below have been made (i) as of the Statement Date with respect to the most recent 6 months for which the Borrower has reported financial results, annualized, and (ii) in accordance with Section 6.01(c) of the Agreement.

1.	Fixed Charges equals the sum of the following:

(a) Total Interest Expense	$
(b) plus all scheduled principal payments due on Total Outstanding Indebtedness (excluding balloon payments)	$
(c) plus all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group	$
Fixed Charges:	$

2.	Net Operating Income from Unencumbered Assets equals the difference of the following:

(a) the aggregate Net Operating Income attributable to Unencumbered Assets	$

(b) minus the aggregate Net Operating Income attributable to Brixmor LLC Unencumbered Assets, to the extent there is any Brixmor LLC Indebtedness or Additional Brixmor LLC Indebtedness outstanding, unless the Borrower has made the Brixmor LLC Election

$
Net Operating Income from Unencumbered Assets:	$

3.	Total Asset Value equals the sum of the following as of the Statement Date for the Consolidated Group and the Investment Affiliates (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group and each Investment Affiliate):

(a) Total Capitalization Value (from Section 4 below)	$
(b) plus then-current Book Value of Land	$
(c) plus then-current Book Value of Assets Under Development	$

Exhibit B - 8

(d) plus value of Non-Stabilized Projects (from Schedule 7), as determined individually for each Non-Stabilized Project, at the then-current Book Value	$
(e) plus value of Mezzanine Debt Investments that are not more than 90 days past due determined in accordance with GAAP	$
(f) plus then-current value under GAAP of all First Mortgage Receivables	$
(g) minus, if the sum of (c), (d) and (e) exceeds 35% of the sum of (a) through (f), the amount of such excess	$
Total Asset Value:	$

4.	Total Capitalization Value equals the sum of the following as of the Statement Date for the Consolidated Group and the Investment Affiliates (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group and each Investment Affiliate):

(a) Ownership Share of Net Operating Income from Stabilized Projects of the Consolidated Group for the most recent 6 months for which the Borrower has reported financial results, annualized, divided by 7.00%

$

(b) plus Ownership Share of Net Operating Income from Stabilized Projects owned by Investment Affiliates for the most recent 6 months for which the Borrower has reported financial results, annualized, divided by 7.00%

$
(c) plus Management Fees received by the Consolidated Group for the most recent 6 months for which the Borrower has reported financial results, annualized, divided by 7.00%	$
(d) plus Acquisition Assets valued at the greater of (i) capitalization value (so long as owned for at least 6 months) or (ii) acquisition cost	$
(e) minus, if the amount in (c) exceeds 5% of the sum of (a) through (d), the amount of such excess	$
Total Capitalization Value:	$

5.	Total Outstanding Indebtedness equals the sum of the following as of the Statement Date:

(a) Ownership Share of all Indebtedness of the Consolidated Group (including, without limitation, the Inland Equity Interest)	$
(b) plus applicable Ownership Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group	$
Total Outstanding Indebtedness:	$

Exhibit B - 9

6.	Total Secured Indebtedness equals the sum of the following as of the Statement Date:

(a) aggregate principal amount of the portion of Total Outstanding Indebtedness (from Section 5 above) that is Secured Indebtedness	$

(b) plus aggregate principal amount of any Indebtedness of a Subsidiary of the Borrower that is to be treated as Secured Indebtedness in accordance with Section 5.10(a) or Section 5.10(b) of the Agreement

$
Total Secured Indebtedness:	$

7.	Total Unsecured Indebtedness equals the sum of the following as of the Statement Date:

(a) aggregate principal amount of the portion of Total Outstanding Indebtedness (from Section 5 above) that is Unsecured Indebtedness (excluding, prior to the Inland Repurchase Date, the Inland Equity Interest)

$

(b) minus, only for any period during which the Initial Financial Covenants are then in effect, any amounts included in (a) above attributable to Brixmor LLC Indebtedness (from Schedule 4) and Additional Brixmor LLC Indebtedness (from Schedule 5) unless, in each case, the Borrower has made the Brixmor LLC Election

$
Total Unsecured Indebtedness:	$

8.	Unencumbered Asset Value equals the sum of the following as of the Statement Date (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group):

(a) Net Operating Income from Stabilized Projects that are Unencumbered Assets for the most recent 6 months for which the Borrower has reported results, annualized, divided by 7.00%	$
(b) plus then-current Book Value of Assets Under Development that are Unencumbered Assets	$
(c) plus then-current Book Value of Land that is an Unencumbered Asset	$
(d) plus Acquisition Assets that are Unencumbered Assets valued at the greater of (i) capitalization value (if owned for at least 6 months) or (ii) acquisition cost	$

Exhibit B - 10

(e) plus Non-Stabilized Projects (from Schedule 7) that are Unencumbered Assets, as determined individually for each such unencumbered Non-Stabilized Project, at the then-current Book Value thereof	$
(f) plus, 75% of the amount of Management Fees received by the Consolidated Group for the most recent 6 months for which the Borrower has reported results, annualized, divided by 15%	$
(g) minus, if the amount in (b) exceeds 10% of the sum of (a) through (f), the amount of such excess	$
(h) minus, if the amount in (c) exceeds 5% of the sum of (a) through (f), the amount of such excess	$
(i) minus, if the amount in (f) exceeds 5% of the sum of (a) through (f), the amount of such excess	$

(j) minus, only for any period during which the Initial Financial Covenants are then in effect, any amounts included in (a) through (e) above that are attributable to Brixmor LLC Unencumbered Assets, to the extent there is any Brixmor LLC Indebtedness or Additional Brixmor LLC Indebtedness outstanding, unless the Borrower has made the Brixmor LLC Election

$
Unencumbered Asset Value:	$

Exhibit B - 11

SCHEDULE 3

Inland Indebtedness

[If applicable]

Exhibit B - 12

SCHEDULE 4

Brixmor LLC Indebtedness

[If applicable]

Exhibit B - 13

SCHEDULE 5

Additional Brixmor LLC Indebtedness

[If applicable]

Exhibit B - 14

SCHEDULE 6

Additional Subsidiary Indebtedness

[If applicable]

Exhibit B - 15

SCHEDULE 7

Non-Stabilized Projects

Exhibit B - 16

SCHEDULE 8

Unencumbered Assets

[To include a list of all Unencumbered Assets, Brixmor LLC Unencumbered Assets and Inland Unencumbered Assets, if applicable, and the Net Operating Income attributable to each]

Exhibit B - 17

EXHIBIT C-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Term Loan Agreement dated as of July 16, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brixmor Operating Partnership LP, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 201[    ]

Exhibit C-1 - 1

EXHIBIT C-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Term Loan Agreement dated as of July 16, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brixmor Operating Partnership LP, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 201[    ]

Exhibit C-2 - 1

EXHIBIT C-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Term Loan Agreement dated as of July 16, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brixmor Operating Partnership LP, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 201[    ]

Exhibit C-3 - 1

EXHIBIT C-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit and Term Loan Agreement dated as of July 16, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brixmor Operating Partnership LP, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 201[    ]

Exhibit C-4 - 1

EXHIBIT D-1

FORM OF REVOLVING LOAN NOTE

$[ ]	July 16, 2013

FOR VALUE RECEIVED, the undersigned, BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Borrower”), promises to pay, without offset or counterclaim, to the order of [            ] (hereinafter, together with its successors in title and permitted assigns, the “Lender”) in care of the Administrative Agent to the Administrative Agent’s address at 500 Stanton Christiana Road, Newark, Delaware, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the principal sum of [            ] Dollars ($[            ]) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Revolving Credit and Term Loan Agreement, dated as of July 16, 2013, among the Lender, the Borrower, the other lending institutions named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) (as amended, restated, replaced, supplemented or modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. Unless otherwise provided herein, the rules of interpretation set forth in Article I of the Credit Agreement shall be applicable to this Note.

The Borrower also promises to pay (a) principal at the times provided in the Credit Agreement and (b) interest from the date hereof on the principal amount unpaid at the rates and times set forth in the Credit Agreement and in all cases in accordance with the terms of the Credit Agreement. Late charges and other charges and default rate interest shall be paid by Borrower in accordance with, and subject to, the terms and conditions of the Credit Agreement. The entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date. The Lender may endorse the record relating to this Note with appropriate notations evidencing advances and payments of principal hereunder as contemplated by the Credit Agreement. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

Payments of both principal and interest are to be made in the currency in which such Revolving Loan was made and as specified in the Credit Agreement in immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Note is issued pursuant to, is entitled to the benefits of, and is subject to the provisions of the Credit Agreement and the other Loan Documents. The principal of this Note is subject to prepayment in whole or in part without premium or penalty (subject to the provisions of Section 2.16 of the Credit Agreement) in the manner and to the extent specified in the Credit Agreement. The principal of this Note, the interest accrued on this Note and all other obligations of the Borrower are full recourse obligations of the Borrower.

Exhibit D-1 - 1

In case an Event of Default shall occur and be continuing, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower and all the parties hereto, whether as makers, endorsers, or otherwise, hereby waive presentment for payment, demand protest and notice of any kind in connection with the delivery, acceptance, performance and enforcement of this Note (except for notices expressly required by the Credit Agreement), and also hereby assent to extensions of time of payment or forbearance or other indulgences without notice.

THIS NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page to Follow]

Exhibit D-1 - 2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed in its name as of the date first above written.

BRIXMOR OPERATING PARTNERSHIP LP

By:
Name:
Title:

[Signature Page—Revolving Loan Note (Form)]

Exhibit D-1 - 3

REVOLVING LOANS AND PRINCIPAL PAYMENTS

	Amount of Loan Made		Interest Period (If Applicable)	Amount of Principal Repaid		Unpaid Principal Balance			Notation Made By
		Eurodollar			Eurodollar		Eurodollar
Date	ABR	Rate		ABR	Rate	ABR	Rate	Total

Exhibit D-1 - 4

EXHIBIT D-2

FORM OF TERM LOAN NOTE

$[ ]	July 16, 2013

FOR VALUE RECEIVED, the undersigned, BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Borrower”), promises to pay, without offset or counterclaim, to the order of [            ] (hereinafter, together with its successors in title and permitted assigns, the “Lender”) in care of the Administrative Agent to the Administrative Agent’s address at 500 Stanton Christiana Road, Newark, Delaware, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the principal sum of [            ] Dollars ($[            ]) or, if less, the aggregate unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Revolving Credit and Term Loan Agreement, dated as of July 16, 2013, among the Lender, the Borrower, the other lending institutions named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) (as amended, restated, replaced, supplemented or modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. Unless otherwise provided herein, the rules of interpretation set forth in Article I of the Credit Agreement shall be applicable to this Note.

The Borrower also promises to pay (a) principal at the times provided in the Credit Agreement and (b) interest from the date hereof on the principal amount unpaid at the rates and times set forth in the Credit Agreement and in all cases in accordance with the terms of the Credit Agreement. Late charges and other charges and default rate interest shall be paid by Borrower in accordance with, and subject to, the terms and conditions of the Credit Agreement. The entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date. The Lender may endorse the record relating to this Note with appropriate notations evidencing advances and payments of principal hereunder as contemplated by the Credit Agreement. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

Payments of both principal and interest are to be made in the currency in which such Term Loan was made and as specified in the Credit Agreement in immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Note is issued pursuant to, is entitled to the benefits of, and is subject to the provisions of the Credit Agreement and the other Loan Documents. The principal of this Note is subject to prepayment in whole or in part without premium or penalty (subject to the provisions of Section 2.16 of the Credit Agreement) in the manner and to the extent specified in the Credit Agreement. The principal of this Note, the interest accrued on this Note and all other obligations of the Borrower are full recourse obligations of the Borrower.

Exhibit D-2 - 1

In case an Event of Default shall occur and be continuing, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower and all the parties hereto, whether as makers, endorsers, or otherwise, hereby waive presentment for payment, demand protest and notice of any kind in connection with the delivery, acceptance, performance and enforcement of this Note (except for notices expressly required by the Credit Agreement), and also hereby assent to extensions of time of payment or forbearance or other indulgences without notice.

THIS NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page to Follow]

Exhibit D-2 - 2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed in its name as of the date first above written.

BRIXMOR OPERATING PARTNERSHIP LP

By:
Name: Title:

Exhibit D-2 - 3

TERM LOANS AND PRINCIPAL PAYMENTS

	Amount of Loan Made		Interest Period (If Applicable)	Amount of Principal Repaid		Unpaid Principal Balance
Date	ABR	Eurodollar Rate		ABR	Eurodollar Rate	ABR	Eurodollar Rate	Total	Notation Made By

Exhibit D-2 - 4

EXHIBIT D-3

FORM OF SWINGLINE LOAN NOTE

$50,000,000	July 16, 2013

FOR VALUE RECEIVED, the undersigned, BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Borrower”), promises to pay, without offset or counterclaim, to the order of JPMORGAN CHASE BANK, N.A. (hereinafter, together with its successors in title and permitted assigns, the “Lender”) in care of the Administrative Agent to the Administrative Agent’s address at 500 Stanton Christiana Road, Newark, Delaware, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the principal sum of Fifty Million Dollars ($50,000,000) or, if less, the aggregate unpaid principal amount of all Swingline Loans made by the Lender to the Borrower pursuant to the Revolving Credit and Term Loan Agreement, dated as of July 16, 2013, among the Lender, the Borrower, the other lending institutions named therein and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) (as amended, restated, replaced, supplemented or modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. Unless otherwise provided herein, the rules of interpretation set forth in Article I of the Credit Agreement shall be applicable to this Note.

The Borrower also promises to pay (a) principal at the times provided in the Credit Agreement and (b) interest on the principal amount unpaid at the rates and times set forth in the Credit Agreement and in all cases in accordance with the terms of the Credit Agreement. Late charges and other charges and default rate interest shall be paid by Borrower in accordance with, and subject to, the terms and conditions of the Credit Agreement. The entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date. The Lender may endorse the record relating to this Note with appropriate notations evidencing advances and payments of principal hereunder as contemplated by the Credit Agreement. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

Payments of both principal and interest are to be made in the currency in which such Swingline Loan was made and as specified in the Credit Agreement in immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Note is issued pursuant to, is entitled to the benefits of, and is subject to the provisions of the Credit Agreement and the other Loan Documents. The principal of this Note is subject to prepayment in whole or in part without premium or penalty in the manner and to the extent specified in the Credit Agreement. The principal of this Note, the interest accrued on this Note and all other obligations of the Borrower are full recourse obligations of the Borrower.

Exhibit D-3 - 1

In case an Event of Default shall occur and be continuing, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower and all the parties hereto, whether as makers, endorsers, or otherwise, hereby waive presentment for payment, demand protest and notice of any kind in connection with the delivery, acceptance, performance and enforcement of this Note (except for notices expressly required by the Credit Agreement), and also hereby assent to extensions of time of payment or forbearance or other indulgences without notice.

THIS NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page to Follow]

Exhibit D-3 - 2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed in its name as of the date first above written.

BRIXMOR OPERATING PARTNERSHIP LP

By:
Name:
Title:

Exhibit D-3 - 3

SWINGLINE LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

Exhibit D-3 - 4

EXHIBIT E

FORM OF BORROWING REQUEST

Date:                 , 201

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit and Term Loan Agreement, dated as of July 16, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Brixmor Operating Partnership LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”).

The undersigned hereby requests (select one):

☐	A Borrowing of Revolving Loans

1.	On [ ], 201 (the “Borrowing Date”)[1].

2.	In the principal amount of $ .[2]

3.	Comprised of [Eurodollar Borrowing][ABR Borrowing].

4.	For Eurodollar Borrowings: with an Interest Period of months.

5.	To be wired to the following account in accordance with Section 2.07 of the Credit Agreement: [Location] [Name] [Account Number].

☐	A Borrowing of Term Loans

1.	On [ ], 201 (the “Borrowing Date”)[3].

2.	In the principal amount of $ .[4]

[1]	The Borrowing Date must be a Business Day.
[2]

Subject to the exceptions set forth in Section 2.02(c) of the Credit Agreement, (1) any Borrowing of Eurodollar Loans must be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess of that amount and (2) any Borrowing of ABR Loans must be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess of that amount.

[3]	The Borrowing Date must be a Business Day.
[4]

Subject to the exceptions set forth in Section 2.02(c) of the Credit Agreement, (1) any Borrowing of Eurodollar Loans must be in a minimum principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess of that amount and (2) any Borrowing of ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess of that amount.

Exhibit E-1

3.	Comprised of [Eurodollar Borrowing][ABR Borrowing].

4.	For Eurodollar Borrowings: with an Interest Period of months.

5.	To be wired to the following account in accordance with Section 2.07 of the Credit Agreement: [Location] [Name] [Account Number].

☐	A Borrowing of Swingline Loans

1.	On [ ], 201 (the “Borrowing Date”)[5].

2.	In the amount of $ .[6]

☐	The [issuance][amendment][renewal][extension] of a Letter of Credit

1.	On [ ], 201 (the “Effective Date”)[7].

2.	With an expiration date of [ ].

3.	In the amount of $ .

4.	The name and address of the beneficiary is: [ ].

[5.	The identification number of the Letter of Credit is [ ].][8]

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the [Borrowing Date][Effective Date] and after giving effect to the requested [Borrowing][issuance, amendment, renewal or extension]:

(a) The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects on and as of the [Borrowing Date][Effective Date] (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date); and

(b) No Default or Event of Default has occurred and is continuing.

If notice of the requested Borrowing was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.03 of the Credit Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE TO FOLLOW]

[5]	The Borrowing Date must be a Business Day.
[6]	Any Borrowing of Swingline Loans must be in a minimum principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess of that amount.
[7]	The Effective Date must be a Business Day.
[8]	Line 6 to be included only for an amendment to, or a renewal or extension of, an issued and outstanding Letter of Credit.

Exhibit E-2

Borrower BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:
Name: Title:

Exhibit E-3